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                                                                Exhibit 99(e)(3)


                                    EXECUTIVE
                              EMPLOYMENT AGREEMENT

     This agreement (the "Agreement") made and entered into this 29th day of November, 2000 by and between Lanier Worldwide, Inc., a Delaware corporation ("Lanier") and Wesley E. Cantrell, an individual resident of Fulton County, Georgia (the "Executive"), residing at 4041 Randall Mill Road, N.W., Atlanta, Georgia 30327.

                                WITNESSETH THAT:

     WHEREAS, the Executive is currently employed by Lanier as Chief Executive Officer ("CEO") and is party to an employment agreement between the Executive and Lanier, dated as of November 8, 1999 and an Executive Severance Agreement between the Executive and Lanier, dated as of October 1, 1999 (together, the "Executive Agreements"); and

     WHEREAS, LW Acquisition Corp., a subsidiary of Ricoh Corporation ("Ricoh"), will acquire and be merged into Lanier pursuant to the Agreement and Plan of Merger, dated November 29, 2000 among Lanier, Ricoh Corporation and LW Acquisition Corp (the "Merger Agreement"), with Lanier continuing thereafter as a wholly-owned subsidiary of Ricoh; and

     WHEREAS, the Executive has been rendering valuable services on behalf of Lanier, and it is the desire of Lanier to retain the Executive's continued services and loyalty in the future by entering into this Agreement; and

     WHEREAS, Lanier and the Executive desire to enter into this Agreement in order to reduce the rights and obligations of the parties to writing;

     NOW, THEREFORE, Lanier and the Executive in consideration of the premises and of the mutual and reciprocal covenants and agreements hereinafter contained, do hereby contract and agree as follows, to-wit:

                                  I. EMPLOYMENT

     Lanier hereby agrees to continue to employ the Executive as CEO or co-CEO, as determined by the Board of Directors (the "Board"), and the Executive hereby agrees to continue in the employment of Lanier and agrees to perform such duties as may be determined and assigned to him from time to time by the Board consistent with the position of CEO. During the Term (as defined in section II below), the Executive shall not, without the written approval of the Board, directly or indirectly, accept employment or compensation from, or perform services of any nature for any business enterprise other than Lanier or separate entities owned or controlled by Lanier. Notwithstanding the foregoing, the Executive shall be permitted, subject to the prior written approval of the Board, to serve as a director on the boards of directors of other corporations and retain any compensation paid therefor. Upon the Merger (as hereinafter defined), this Agreement will supersede any and all existing agreements, oral or written, including,

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without limitation, the Executive Agreements, between Lanier and the Executive with regard to the matters set forth herein, and the Executive hereby waives his rights to any payments or benefits under the terms of those agreements.

                                    II. TERM

     This Agreement is contingent upon and shall become effective upon the consummation of the merger (the "Merger") of LW Acquisition Corp. with and into Lanier pursuant to the Merger Agreement. Prior to the consummation of the Merger, the Executive Agreements shall remain in full force and effect and shall continue to govern the terms of the Executive's employment with Lanier. In the event the Merger Agreement is terminated, or the Merger is not consummated prior to March 31, 2001, this Agreement shall be void and the terms hereof shall be of no force or effect.

     Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall be for a period commencing on the date of the Merger (the "Effective Date") and ending on the six-month anniversary of the Effective Date (the "Term").

                                III. COMPENSATION

     A. SALARY. In consideration of all services to be rendered by the Executive in any capacity hereunder for Lanier during the term of this Agreement, and in consideration of the covenants and agreements of the Executive herein contained, Lanier agrees to pay the Executive during the Term current compensation of $1,000,000 PAYABLE over the Term in substantially equal biweekly payments. All compensation paid to the Executive shall be subject to withholding and other employment taxes imposed by applicable law.

     B. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, disability insurance plan, health program, dental program, vacation benefit or other fringe benefit plan of Lanier, which participation shall be on a basis that is at least equivalent to that which is then made available to other senior executives of Lanier.

     C. CLUB MEMBERSHIP. Lanier shall pay or reimburse the Executive for annual membership fees incurred or paid by the Executive for one social or dining club membership selected by the Executive and approved by the Board.

     D. FINANCIAL PLANNING. Lanier shall pay or reimburse the Executive for expenses not to exceed $5,000.00 incurred or paid by the Executive for financial planning and/or tax preparation services.

     E. ANNUAL PHYSICAL EXAMINATION. Lanier shall pay or reimburse the Executive for expenses incurred or paid by the Executive for an annual physical examination.

     F. CONTRIBUTION TO SERP PLANS. Within thirty days following the consummation of the Tender Offer (within the meaning of Section 2.01 of the Merger Agreement), Ricoh shall fully fund the trust agreement created pursuant to the Lanier Supplemental

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Executive Retirement Plan between Lanier and SunTrust Bank, dated September 1,
2000 and the trust agreement created pursuant to the Lanier Supplemental Executive Retirement Savings Plan between Lanier and T. Rowe Price Trust Company, dated November 20, 2000 (collectively, the "Lanier SERP Plans").

                         IV. TERMINATION OF EMPLOYMENT

     A. TERMINATION FOR "CAUSE". If the Executive's employment with Lanier is terminated by Lanier for "Cause," said termination shall become effective upon the date Lanier gives the Executive written notice thereof and any and all amounts of compensation which may be due thereafter pursuant to Section III of this Agreement shall be immediately forfeited. "Cause" means as determined by the Board in good faith that Executive has committed a crime involving embezzlement, fraud and/or gross misconduct. Cause shall not exist unless and until Lanier has delivered to the Executive a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board, at a meeting of the Board called and held for such purpose, fording that in the good faith opinion of the Board that one or more of the foregoing events has occurred and specifying the particulars thereof in detail. Lanier must notify the Executive of any event constituting Cause within 90 days following Lanier's knowledge of its existence or such event shall not constitute Cause under this Agreement.

     In the event of a termination pursuant to this Section IV-A (including for this purpose, a termination by the Executive without "Good Reason"), Lanier shall pay to the Executive on the date of termination, a lump-sum cash amount equal to the sum of (1) the Executive's base salary through the date of termination, to the extent not theretofore paid, (2) any benefits or awards which have been earned or become payable pursuant to the terms of any compensation plan but which have not yet been paid to the Executive, and (3) any compensation previously deferred by the Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

     B. TERMINATION WITHOUT "CAUSE". Lanier may terminate the Executive's employment hereunder at any time without "Cause" by giving at least 30 days' written notice to the Executive of its intention to do so. In the event such notice of termination is given, said 30 day period shall be counted as a period of regular employment for all purposes under this Agreement unless expressly provided otherwise, including without limitation the payment of compensation pursuant to Section III-A above. In the event of a termination pursuant to this
Section IV-B (including for this purpose, a termination due to the expiration of the Term), Lanier shall pay to the Executive on the date of termination, a lump-sum cash amount equal to the sum of

                 1) The Executive's base salary through the date of termination, to the extent not theretofore paid and from the date of termination through the remainder of the Term;

                 2) Any compensation previously deferred by the Executive other than pursuant to a tax-qualified plan (together with any interest and earnings

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                 thereon) and any accrued vacation pay, in each case to the extent not theretofore paid;

                 3) A severance payment in the amount of $2,800,000 (the "Severance Payment");

     If Executive is terminated without Cause, Lanier shall continue to provide, for a period of two years following the date of termination but in no event after the Executive's attainment of age 65, the Executive (and his dependents, if applicable) with the same level of medical, dental, life insurance and any other similar benefits in place as of the date of termination upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive's date of termination; PROVIDED, THAT, if the Executive cannot continue to participate in Lanier's plans providing such benefits, Lanier shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted or shall pay the Executive a lump sum in cash equal to the then present value of such benefits. Notwithstanding the foregoing, in the event the Executive becomes employed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to the benefits provided by the other employer during the period of the Executive's eligibility, but only to the extent that Lanier reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder.

     The amounts paid pursuant to this Section IV-A shall be in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan or policy of Lanier, other than amounts to which Executive is entitled pursuant to the Lanier SERP Plans and any tax-qualified plans with respect to which Executive shall be entitled to be paid.

     C. TERMINATION BY THE EXECUTIVE FOR "GOOD REASON". "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events:

                 1) the assignment to the Executive of any additional duties or responsibilities inconsistent in any material adverse respect with the Executive's position as CEO or co-CEO, as the case may be, or a material adverse change in the Executive's reporting responsibilities or titles (other than a change which occurs solely as a result of Lanier's becoming a wholly-owned subsidiary of another business entity);

                 2) a reduction in the Executive's compensation as provided in
                 Section III hereof;

                 3) any requirement that the Executive be based anywhere more than 50 miles from the facility where the Executive is located as of the Effective Date or travel on Lanier business to an extent substantially greater than

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                 immediately prior to the Effective Date; provided that
                 Executive acknowledges that he may be required to make an occasional trip to Japan during the Term;

                 4) the failure to (i) continue in effect any employee benefit plan or compensation plan in which the Executive is participating, unless the Executive is permitted to participate in the most favorable employee benefit plans, practices, programs and policies in effect for all other senior executives, or the taking of any action by Lanier which would adversely affect the Executive's participation in or reduce the Executive's benefits under any such plan except such action or reduction as is uniformly applied to all other senior executives, (ii) provide the Executive and the Executive's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies or to provide substantially comparable benefits at a substantially comparable cost to the Executive, unless the Executive and the Executive's dependents are provided with the most favorable welfare benefit plans, practices, programs and policies in effect for all other senior executives, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and, unless the Executive is provided with the most favorable fringe benefit plans, practices, programs and policies in effect for all other senior executives, or (iv) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices;

                 5) the failure of Lanier to obtain the assumption of this Agreement from any successor; or

                 6) any purported termination of the Executive's employment otherwise than as expressly permitted hereby.

     An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Lanier within fifteen days after receipt of notice thereof given by the Executive shall not constitute Good Reason. The Executive must provide notice of termination of employment within 90 days of the Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

     A termination for Good Reason pursuant to this Section IV-C shall be treated for all purposes as a termination without Cause pursuant to Section IV-B and the provisions of Section IV-B shall apply to such termination.

     D. DEATH OR TOTAL DISABILITY OF THE EXECUTIVE. Upon the death or total disability of the Executive during the Term, this Agreement shall terminate, and the Executive, or his legal or personal representative or his designated beneficiary, or his estate in the absence of an effective beneficiary designation, as the case may be, shall receive the then current monthly portion of his annual current compensation provided for in Section III-A

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above prorated through the date of the Executive's death or total disability. In addition, in the event this Agreement is terminated under this Section IV-D, Lanier shall, within 30 days of the date of termination, pay the Severance Payment to the Executive or the Executive's designated beneficiary (as applicable), or his estate in the absence of an effective beneficiary designation.

     E. CERTAIN ADDITIONAL PAYMENTS BY LANIER.

                 1) If Lanier or Lanier's accountants determine that the payments called for under this Agreement or any other payments or benefits made available to the Executive by Lanier or an affiliate of Lanier (collectively or individually, the "Payments") will result in the Executive being subject to an excise tax ("Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or if an Excise Tax is assessed against the Executive as a result of such payments or other benefits, Lanier shall make a Gross-Up Payment to or on behalf of the Executive as and when such determinations) and assessment(s), as appropriate, are made, subject to the conditions of this Section IV-E(1). A "Gross-Up Payment" shall mean a payment to or on behalf of the Executive that shall be sufficient to pay (1) any Excise Tax in full, (2) any federal, state and local income tax and Social Security or other employment tax on the payment made to pay such Excise Tax as well as any additional Excise Tax on the Gross-Up Payment, and (3) any interest and penalties assessed by the Internal Revenue Service on the Executive. Any determination under this
                 Section IV-E(1) by Lanier or Lanier' s accountants shall be made in accordance with Section 2806 of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law. The Executive shall take such action (other than waiving the Executive' s right to any payments or benefits) as Lanier reasonably requests under the circumstances to mitigate or challenge such tax. If Lanier reasonably requests that the Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment and the Executive complies with such request, Lanier shall provide the Executive with such information and such expert advice and assistance from Lanier' s accountants, lawyers and other advisors as the Executive may reasonably request, and Lanier shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

                 2) Subject to the provisions of Section IV-E(1), all determinations required to be made under this Section IV-E, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm that is agreed upon by Lanier and the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Lanier and the Executive within 30 business days of the receipt of notice from Lanier or the

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                 Executive that there has been a payment that could trigger a
                 Gross-Up Payment or such earlier time as is requested by Lanier (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be born solely by Lanier and Lanier shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section IV-E with respect to any Payments shall be made no later than 60 days following such payments. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon Lanier and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by Lanier should have been made ("Underpayment") or Gross-Up Payments are made by Lanier which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by Lanier to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of Lanier. The Executive shall cooperate, to the extent the Executive's expenses are reimbursed by Lanier, with any reasonable requests by Lanier in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     F. RELEASE. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments to which the Executive is entitled under this Section IV are conditioned upon and subject to the Executive's execution of a general waiver and release, in such reasonable and customary form as shall be prepared by Lanier, of all claims the Executive may have against Lanier, except as to matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

                            V. RESTRICTIVE COVENANTS

     For and in consideration of Lanier's employment of the Executive pursuant to Section I, and of Lanier's entering into this Agreement and the payment of compensation

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and other benefits set forth herein, the Executive hereby enters into the following restrictive covenants:

     A. NONCOMPETE/NONSOLICITATION. In consideration of the continued employment of the Executive by Lanier, of the premises and the mutual promises and covenants contained in the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive agrees that during the Term of his employment with Lanier and for a period of two years after termination, whether such termination is at the instance of Lanier or the Executive, the Executive will not, directly or indirectly, on the Executive's own behalf or for others, (i) manage, operate, join, control, or participate in, as an officer, director, employee, owner, partner, consultant, or otherwise, any business entity that is engaged in a business that is competitive with the business of Lanier, or (ii) recruit or hire, or induce, influence, or seek to induce or influence, any person engaged as an employee, representative, agent, independent contractor or otherwise by Lanier, to terminate his or her relationship with Lanier. Lanier does business throughout the world and this provision shall have worldwide application. Nothing herein contained shall prohibit the Executive from engaging in any activity or business that is not competitive with the business conducted by Lanier during the Executive's employment with Lanier or from investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and the Executive's holdings therein represent less than one percent (1%) of the total number of shares or principal amount of the securities of such issuer outstanding.

     B. CONFIDENTIALITY. The Executive holds in a fiduciary capacity for the benefit of Lanier all information, knowledge and data relating to or concerned with Lanier's operations, sales, marketing, customers, sources of supply, sources of labor, business and financial information and employees. The Executive will not at any time, directly or indirectly, use or disclose any such trade secrets or confidential information belonging to Lanier, of which the Executive acquired knowledge during and on account of the Executive's employment by Lanier other than to Lanier or its designees and employees or except as may otherwise be required in connection with the business and affairs of Lanier. The Executive recognizes and acknowledges that Lanier's trade secrets and confidential information constitute valuable, special, and unique assets of Lanier and any disclosure thereof contrary to the terms of this Agreement would cause substantial loss of competitive advantage and other serious injury to Lanier, and that the knowledge of trade secrets and confidential information may be inevitably disclosed by the Executive if he obtains a position with a competitor company. The Executive further acknowledges that under such circumstances, it would be extremely difficult for him not to disclose, rely on or use Lanier's trade secrets and confidential information, and he could not be depended upon to voluntarily avoid this, thereby causing a threat of substantial and irreparable harm to Lanier. The Executive further acknowledges that the experience and the close relationships with customers of Lanier acquired by the Executive while employed by Lanier would also enable the Executive to cause substantial harm to Lanier should the Executive compete with Lanier in its business before the expiration of a reasonable time after termination of the Executive's employment with Lanier.

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         C. REASONABLENESS. The Executive acknowledges and agrees that the covenants contained in Sections V-A herein are reasonable in time, geographic area, scope and in all other respects; that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be modified or redefined, or a new enforceable term provided, such that the intent of Lanier and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws; and that the existence of any claim or cause of action by the Executive against Lanier, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by Lanier of said covenants.

         D. PROPRIETARY MATERIALS. All discoveries made, inventions created, and all ideas, concepts, designs, formulas, proposals, projects, progress, products, processes, systems, techniques, and improvements of whatever kind conceived or developed by the Executive directly or indirectly, alone or jointly with others, in the course of employment, whether during normal business hours or otherwise (hereinafter "Proprietary Materials"), shall be and remain the sole and exclusive property of Lanier. The Executive shall fully and promptly disclose to Lanier all such Proprietary Materials, together with all information and data necessary to impart a full understanding of the same. Upon request and without further compensation from Lanier, but at Lanier's expense, the Executive will
(i) execute, acknowledge, and deliver all such papers and instruments as Lanier may deem necessary in order for it to perfect, secure, and maintain all rights, title, and interest in and to any Proprietary Materials, including, without limitation, any and all patent, copyright, trademark, and trade secrets, rights and protections in the same, and (ii) aid and assist Lanier in any litigation involving the maintenance or establishment of such rights and protections, including, if necessary, testifying on behalf of Lanier.

         E. RETURN OF MATERIALS. Upon the request of Lanier and, in any event, upon the termination of the Executive's employment with Lanier or any of its subsidiaries or affiliated companies, the Executive shall deliver to Lanier all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of the Executive's services for Lanier or any of its subsidiaries or affiliated companies, the business of Lanier or any of its subsidiaries or affiliated companies, or containing trade secrets or confidential information regarding the business of Lanier or of any of its subsidiaries or affiliated companies' businesses, whether made or compiled by the Executive or furnished to the Executive by virtue of his employment with Lanier or any of its subsidiaries or affiliated companies.

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     F. REMEDIES. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of this Section V, Lanier shall have the following rights and remedies:

                 1) The right and remedy to have the provision of this Section V enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Lanier and that money damages will not provide an adequate remedy to Lanier; and

                 2) The right and remedy to require the Executive to account for and pay over to Lanier all compensation, profits, movies, accruals, increments, or other benefits (hereinafter collectively referred to as the "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of this Section V, the Executive hereby agreeing to account for and pay over the Benefits to Lanier.

                               VI. INDEMNIFICATION

     To the fullest extent permitted by law, Lanier shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of Lanier or any of its affiliates during the Employment period and for at least three (3) years thereafter, Lanier shall make every reasonable effort to maintain customary director and officer liability insurance covering the Executive for acts and omissions during the Term. Any termination of the Executive's employment or this Agreement shall have no effect on the continuing operation of this Section VI.

                               VII. MISCELLANEOUS

     A. REPRESENTATION OF EXECUTIVE. Executive represents and warrants that he has full power and authority to enter into this Agreement and that this Agreement is the valid and binding obligation of Executive enforceable against Executive in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, or other equitable principles. The execution, delivery and performance of this Agreement by Executive will not conflict with, or result in a breach of, any other agreement or understanding to which Executive is a party.

         B. REPRESENTATION OF LANIER. Lanier has full corporate power and authority to execute and deliver this Agreement and this Agreement is the valid and binding obligation of Lanier enforceable against Lanier in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and other equitable principles. The execution, delivery and performance of this Agreement by Lanier will not conflict with any agreement or understanding to which Lanier is a party.

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     C. WAIVER, MODIFICATION. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of Lanier. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or Lanier to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or Lanier may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, Executive's estate or Executive's beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, Executive's estate or Executive's beneficiaries under any other employee benefit plan or compensation program of Lanier.

     D. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or by responsible overnight delivery service or sent by certified mail, return receipt requested, postage and fees prepaid as follows:

     If to Lanier, at the address set forth below:

                 J. Michael Kelly
                 Vice-President and General Counsel
                 Lanier Worldwide, Inc.
                 2300 ParkLanier Drive, N.E.
                 Atlanta, Georgia 30345

     If to Executive, at his address set forth above.

Either of the parties hereto may at any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party as provided in this Section. The date of the giving of any notice hand delivered or delivered by responsible overnight carrier shall be the date of its delivery and of any notice sent by mail shall be the date five days after the date of the posting of the mail.

     E. AUTHORITY. The provisions of this Agreement required to be approved by the Board of Lanier have been so approved and authorized.

     F. GOVERNING LAW, VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION

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

OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

     G. RESOLUTION OF DISPUTES.

                 1) If a legally cognizable dispute arises out of or relates to this Agreement or the breach, termination, or validity thereof, or the compensation, promotion, demotion, discipline, discharge or terms and conditions of employment of the Executive, and if said dispute cannot be settled through direct discussions, the parties agree to resolve the dispute by binding arbitration before the American Arbitration Association ("AAA"), Center for Public Resources, Judicial Arbitration and Mediation Services, or the President of the State Bar Association of the state (or the President's designee) where the arbitration shall be held Arbitration proceedings shall be held in Atlanta, Georgia, or at such other place as may be selected by the mutual agreement of the parties. The arbitration shall proceed in accordance with the Employment Dispute Resolution Rules of the AAA in effect on the date of this Agreement, and judgment upon the award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction thereof; provided, however, that claims or disputes involving the breach or alleged breach by Executive of any of the covenants or obligations set forth in Section V of this Agreement may, at Lanier's discretion, be settled by any court having jurisdiction thereof or decided by arbitration pursuant to this section.

                 2) Disputes subject to binding arbitration pursuant to this section include all tort and contract claims, as well as claims brought under all applicable federal, state or local statutes, laws, regulations or ordinances, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act; the Americans with Disabilities Act the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Age Discrimination in Employment Act, as amended; the Equal Pay Act; the Civil Rights of 1866, as amended; and the Employee Retirement Income Security Act of 1974. Disputes subject to binding arbitration pursuant to this section also include claims against Lanier's parent and subsidiaries, and affiliated and successor companies, and claims against Lanier that include claims against Lanier's agents and employees, in their capacity as such and otherwise.

                 3) The arbitration award shall be in writing and shall specify the factual and legal bases for the award. In rendering the award, the arbitrator shall determine the respective rights and obligations of the parties according to the laws of the State of Georgia or, if applicable, federal law. The arbitrator shall have the authority to award any remedy or relief that a federal or state court within the State of Georgia could order or grant, including without limitation, specific performance of any obligation created under this Agreement; an award of punitive, exemplary, statutory, or compensatory damages; the issuance of an injunction or other provisional relief; or the imposition of sanctions for abuse or frustration of the arbitration process.

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

                 4) Each party shall pay for its own fees and expenses of arbitration including the expense of its own counsel, experts, witnesses and preparation and presentation of evidence, except that the cost of the arbitrator and any filing fee exceeding the applicable filing fee in federal court shall be paid by Lanier; provided, however, that all reasonable costs and fees necessarily incurred by any party are subject to reimbursement from the other party at the discretion of the arbitrator.

     H. PARAGRAPH HEADINGS. The Paragraph and subparagraph headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Agreement.

     I. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same Agreement.

     J. INVALIDITY OF PROVISIONS. Should any part of this Agreement for any reason be declared by a court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining parts, which remaining parts shall continue in full force and effect as if this Agreement had been executed with the invalid part or parts thereof eliminated, it being the intention of the Parties hereto that they would have executed the remaining parts of this Agreement without including any such part or parts which may for any reason be hereafter declared invalid.

     K. CONSTRUCTION. When used herein, the masculine gender shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

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

     L. EMPLOYMENT WITH SUBSIDIARIES. Employment with Lanier for purposes of this Agreement shall include employment with any Subsidiary.

     IN WITNESS WHEREOF, Lanier has hereunto caused its corporate name to be signed and its corporate seal to be affixed by its duly authorized officer, and the Executive has hereunto set his hand and seal, all as of the day and year first written above.

LANIER WORLDWIDE, INC.                         EXECUTIVE


Signature: /s/ James A. MacLennan              Signature: /s/ Wesley E. Cantrell
           -----------------------                        ------------------------
           Title: Executive Vice President                Wesley E. Cantrell
                  and Chief Financial Officer


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